For immediate release

GLOBE-X CANADIANA LIMITED AND GLOBE-X MANAGEMENT LIMITED
FILE DEFENSE AND COUNTERCLAIM
IN LIQUIDATION PROCEEDINGS IN ANGUILLA

Montréal (Qc) Canada – January 8, 2003 – On July 12, 2002 CINAR Corporation announced that it had petitioned the Supreme Court of Bahamas for permission to wind-up Globe-X Canadiana Limited and Globe-X Management Limited (collectively "Globe-X") and to appoint PricewaterhouseCoopers as liquidator.  Such proceedings were granted on September 5, 2002 and PricewaterhouseCoopers was appointed as liquidator.  Globe-X subsequently appealed from such decision and such appeal is pending.

Subsequent to petitioning the Supreme Court of Bahamas for permission to wind-up Globe-X, CINAR petitioned the High Court of Justice of Anguilla for enforcement of the Bahamas winding-up order, or alternatively for a winding-up order in Aguilla, since Globe-X has continued its incorporation under the laws of Anguilla.  Globe-X has filed a Defense and Counterclaim in the High Court of Justice of Anguilla claiming damages from CINAR Corporation aggregating CDN $66 million for alleged breach of contract, defamation and/or malicious falsehood.  CINAR Corporation considers that this Defense and Counterclaim is without merit and that the allegations of Globe-X are baseless.  CINAR Corporation will continue to vigorously pursue its proceedings against Globe-X and the recovery of all amounts owing.

CINAR Corporation is an integrated entertainment and education company involved in the development, production, post-production and worldwide distribution of non-violent, quality programming and educational products for children and families. Cinar's website is www.cinar.com

Contact :

George Rossi, C.A.

Interim President and CEO

CINAR Corporation

(514) 843-7070

grossi@cinar.com

This release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 (U.S.).  Forward-looking statements are identified by words such as "believe", "anticipate", "expect", "intend", "plan", "will", "may" and other similar expressions.  Actual results or conditions may differ from those anticipated by these and other forward-looking statements. Such forward-looking statements are subject to a number of known or unknown risks and uncertainties.